Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Declares Common Stock Cash Dividend for Third Quarter 2020

– August Rent Collections Reach 85% –

JERICHO, New York, September 01, 2020 - Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per common share, payable on September 24, 2020 to shareholders of record on September 10, 2020.

Through the second quarter of 2020, Kimco had paid cash dividends totaling $0.56 per share on its common shares in 2020. The company subsequently suspended its dividend on common shares due to the economic uncertainties related to COVID-19, with the intention of reinstating it at some point during 2020 to maintain compliance with REIT taxable income distribution requirements.

The company continues to see improvement in foot traffic at its shopping centers as additional tenants re-open which has led to higher rent collections and a reduced need for rent deferral agreements. At the end of August, all Kimco’s shopping centers remain open and operational with approximately 96% of tenants, based on annualized base rent (ABR), currently open, including those that are operating on a limited basis. In addition, after collecting 76% of June rents and 82% of July rents, Kimco has now collected 85% of August base rents. The company has only granted rent deferrals approximating 2% of base rent for the month of August.

“In light of the company’s financial performance, including the improving level of rent collections, excellent liquidity position and the recent affirmation of our investment grade credit rating, this dividend declaration reflects the Board’s confidence in the strength and quality of our portfolio and its ability to provide successful last mile fulfillment opportunities for our tenants and shoppers," stated Conor Flynn, Kimco's Chief Executive Officer. “Declaring our dividend at this initial level accounts for the dividends already paid in 2020 and reflects continued focus on maintaining a strong balance sheet and financial flexibility. The Board will continue to monitor Kimco’s financial performance and intends to declare additional dividends on common shares in 2020, as needed, of at least the minimum amount required to maintain compliance with Kimco’s REIT taxable income distribution requirements. We expect to establish a more normalized and well-covered dividend level based on our adjusted funds from operations and REIT taxable income in 2021.”

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of June 30, 2020, the company owned interests in 400 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com,, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/KimcoRealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

David F. Bujnicki

Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation

1-866-831-4297

dbujnicki@kimcorealty.com

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